For Immediate Release:

Republic Airways Holdings announces the departure of Executive Vice President,
Chief Financial Officer Tim Dooley and the appointment of Joe Allman to Senior Vice President, Chief Financial Officer

Indianapolis, Indiana (August 5, 2015) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) announced today that Executive Vice President and Chief Financial Officer Timothy P. Dooley will leave the Company on September 1 to pursue other interests. Mr. Dooley joined the Company in 1998 as Manager of Financial Planning and Analysis and was promoted to increasing levels of responsibility before being appointed as CFO in April of 2011.

“Tim has been a valuable part of the senior leadership team and will be missed,” said Republic CEO, Chairman and President Bryan Bedford. “In a turbulent industry, Tim has been a consistent, strong leader during his 17 years at Republic.”

“It’s never an easy decision to move on after 17 years, but I feel confident making that decision knowing that I am leaving behind such a capable and dedicated leadership team,” said Mr. Dooley.

Republic has made significant investments in its leadership team since last spring, with a focus on shaping the Company’s succession plan. In that effort, effective immediately the Company is announcing the appointment of Joe Allman to Senior Vice President and Chief Financial Officer. Mr. Allman joined Republic in 2007 and served as Vice President and Corporate Controller, and then as Vice President of Finance and Treasurer since 2012. In addition to being a graduate of the U.S. Coast Guard Academy, where he earned a B.S. in Management, Mr. Allman gained extensive finance operations experience in treasury, tax, accounting, internal audit and risk management in his prior management positions with Deloitte LLP and London Witte Group LLC.

Succeeding Mr. Allman as Vice President of Finance and Treasurer will be Jason Secore. Mr. Secore has a B.A. from Northwestern University, an M.S. in Economics from University of California - Davis, and an M.B.A. from Instituto de Empresa in Madrid, Spain. Mr. Secore joined Republic from U.S. Airways in 2012 as Director of Fuel Administration and was later promoted to the Managing Director of Treasury and Corporate Development, where he led the successful transformation of the Company’s treasury function.

Mr. Dooley will continue to be available to the Company to assist in the completion of several projects through the end of 2015 and to ensure a smooth leadership transition process.

“Joe and Jason have been instrumental in shaping the strategic direction of our finance group and are held in high esteem by their peers and our external business partners. They make an exceptional team and will each excel in their new responsibilities,” said Bedford.

Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Republic Airlines and Shuttle America, collectively called “the airlines.” The airlines operate a combined fleet of about 240 aircraft and offer scheduled passenger service with approximately 1,250 flights daily to about 100 cities in the U.S., Canada and the Caribbean through fixed-fee flights operated under our major airline partner brands of American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ about 6,500 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.

Contact:
Bob Birge
Corporate Communications
Republic Airways Holdings Inc.
(317) 471-2470
CorpComm@rjet.com